Exhibit 99.2

Twelve
Months Ended
March 31, 2010
(In millions)
Free Cash Flow Data:
Net cash provided by operating activities	$429
Less purchases of property, plant and equipment	(198)

Free cash flow*	$231

*	Net cash provided by operating activities for the twelve months ended March 31, 2010 was reduced by $51.9 million of voluntary interim severance payments made under our Korean severance plan. We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

				Twelve
				Months
	For the Year Ended December 31,			Ended
				March 31,
	2009	2008	2007	2010
	(In thousands)
Other Financial Data:
EBITDA(1)	$547,429	$9,211	$658,250	$604,111
Adjusted EBITDA(2)	n/a	680,328	n/a	n/a

(1)	We define EBITDA as net income before depreciation, and amortization, interest expense and income tax expense. EBITDA is not defined by generally accepted accounting principles. However, we believe EBITDA to be relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results. Our management uses EBITDA in evaluating our operating performance, our ability to service debt and our ability to fund capital additions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, operating income, net income or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of EBITDA may not be comparable to similarly titled measures reported by other companies. Below is a reconciliation of EBITDA to net income.

				Twelve
				Months
	For the Year Ended December 31,			Ended
				March 31,
	2009	2008	2007	2010
	(In thousands)
EBITDA:
Net income(loss)	$156,283	$(457,476)	$222,240	$222,315
Plus interest expense	102,396	118,729	133,896	98,188
Plus interest expense — related party	13,000	6,250	6,250	15,250
Plus income tax (benefit) expense	(29,760)	31,788	12,597	(33,008)
Plus depreciation and amortization	305,510	309,920	283,267	301,366

EBITDA	$547,429	$9,211	$658,250	$604,111

(2)	Adjusted EBITDA for the year ended December 31, 2008 is calculated by adding the write-off of $671.1 million of goodwill to EBITDA for such period.